                                                                    Exhibit 99.3


July 6, 2001


Special Committee of the Board of Directors
Value City Department Stores, Inc.
3241 Westerville Rd.
Columbus, OH 43224-3751

Attn: Richard R. Gurian

Dear Richard;

         In connection with our proposal dated June 29, 2001, we will agree to keep it open until July 23, 2001 while your committee evaluates the proposal. As our offer indicated, we anticipated you having a 60-day period to review other potential bids, which period commenced on July 1, 2001. We believe it appropriate to promptly announce our proposal and allow the marketplace (and other bidders) the opportunity to evaluate the fairness of the proposal. As a public company and a controlling stockholder of Value City, and given the discussions that have occurred to date, we feel very strongly that prompt public disclosure of the status of the proposal is important. Disclosure will also provide the best opportunity to determine if there is a higher bidder for the assets, without the risk of Value City losing our proposal or delaying the process to the point that the opportunity to shop the company is too short to be meaningful.

         Our proposal continues to be subject to all of the conditions set forth above, and can be withdrawn at any time if we have not entered into a definitive agreement by July 23, 2001.



Very truly yours,

/s/ Thomas R. Ketteler
Thomas R. Ketteler
Chief Operating Officer and Executive Vice President and Treasurer SCHOTTENSTEIN STORES CORPORATION